Exhibit 99.2

QUESTCOR PHARMACEUTICALS

FOURTH QUARTER 2012 FINANCIAL RESULTS

February 26, 2013, 4:30 PM ET

•	MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen, and welcome to the Questcor Pharmaceutical’s Fourth Quarter 2012 Earnings Conference. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will follow at that time. [Operator Instructions] As a reminder, this conference call is being recorded.

I would now like to turn the conference over to your host, Mr. Doug Sherk. You may begin.

Douglas Sherk

Thank you, Mimi and good afternoon, everyone. Thank you for joining us today for the Questcor Pharmaceutical’s Conference Call to discuss the fourth quarter and full year 2012 financial results and earnings. This afternoon, as the market closed, Questcor issued its earnings release, which is posted on the company’s website at www.questcor.com.

Today’s call is also being broadcast live via webcast which is available at the Questcor website. A slide presentation will accompany today’s remarks by management. To access both the webcast and the presentation slides, go to Questcor’s website, click the Investor Relations link, and then click on Events & Presentations.

For those of you listening to today’s call via telephone, you can review the accompanying presentation slides on the webcast as I’ve just reviewed. Just make sure you choose the No Audio/Slides-Only option.

There’ll be a taped replay of this call, which will be available approximately one hour after the call’s conclusion and will remain available for seven days. The operator will provide the replay instructions at the end of today’s call.

Before we get started, I’d like to remind you that during the course of this conference call, the company will make projections and forward-looking statements regarding future events. We encourage you to review the company’s past and future filings with the SEC, including without limitation the company’s Forms 10-K and 10-Q, which identify the specific factors that may cause actual results or events to differ materially from those described in these forward-looking statements. These factors include Questcor’s reliance on Acthar for substantially all of its net sales and profits, its ability to receive strong levels of reimbursement from third-party payers and risks associated with Questcor’s R&D program.

The company’s 10-K for 2012 is planned to be filed with the SEC later this week. The company will also make comments about the level of net sales in the therapeutic areas in which Acthar is used to treat patients. Please note that the commentary regarding this subject is based on internal company estimates and these estimates could turn out to be incorrect. During the question-and-answer today, please keep your questions to two and then re-queue for any additional questions.

With that, I’d like to turn the call over to Don Bailey, President, Chief Executive Officer of Questcor Pharmaceuticals.

Don Matthew Bailey

Thanks, Doug. Good afternoon, everyone. With me today are Steve Cartt, our Chief Operating Officer; Dr. David Young, our Chief Scientific Officer; and Mike Mulroy, our Chief Financial Officer. They will each be making prepared remarks. And then, I will wrap things up and we’ll take your questions.

I am pleased to report that we had a very strong fourth quarter, finishing off what was an exceptional year for Questcor. Our focus on helping more patients with serious unmet medical needs led to record financial results as an increasing number of neurologists, nephrologists and, more recently, rheumatologists believe that their patients can benefit from Acthar.

In the fourth quarter, we shipped a record 6,330 vials of Acthar, resulting in a more than doubling of net sales year-over-year. We saw growth in both prescriptions and vial shipments; contributed to the record level of net sales, earnings, and cash flow from operations; continued expanded use in nephrotic syndrome, MS, and a strong contribution from our newest market, rheumatology, with a primary drivers for the sales increase we experienced during the fourth quarter of 2012 from the fourth quarter of 2011. We believe Acthar’s therapeutic usefulness, the devastating nature of the on-label indications we are targeting and the very limited number of approved therapeutic options have contributed to the growth in these areas of the business.

2012 was a solid year of growth for our company. We grew sales over 130% and increased earnings 160%. We accomplished this while more than doubling our investment in R&D. Investing in R&D remains a top priority, as we look to further improve and confirm our understanding of Acthar’s unique properties and how they may benefit many difficult-to-treat patients who are not responding to other treatments. Dr. David Young will provide some insights into our R&D program and plans after Steve Cartt updates you on our commercial progress.

We also took steps to secure our long-term future and diversify our business, with the acquisition of BioVectra and the appointment of Michael Aldridge to lead our Strategic Development function. Michael will be spearheading initiatives to further build out our portfolio with products complementary to Acthar, and evaluating expansion opportunities for Acthar outside of the U.S.

In addition to our multiple types of investments in our business and the future of Acthar, returning capital to shareholders is also a top priority. Over the past year, we returned $262 million to shareholders through the repurchase of 6.8 million shares and initiated a regular quarterly dividend. Our basic shares outstanding declined by over 5 million shares during 2012. Additionally, today we announced a 25% increase in our quarterly dividend from $0.20 to $0.25 per share.

Let me turn the call over to the rest of the team to provide more detail on our results. I’ll get back on at the end to provide an update an update on our outlook. Steve?

Stephen Lahue Cartt

Thanks, Don, and good afternoon, everyone. I’ll provide a review of fourth quarter results for our key markets, nephrology, MS relapse, rheumatology, which is our newest market, and infantile spasms.

Let me start with nephrology which is now our largest market with estimated sales in the quarter of between $70 million and $75 million or very roughly 45% of Acthar net sales. Recall that only five quarters ago, following a small pilot effort, we launched our sales force in nephrology with 28 reps. At that time, the MS market was our largest source of revenue by a wide margin. But due to rapid growth, nephrology is now our largest market and the main driver of our revenue growth.

In fact, Acthar net revenue from nephrology is now substantially more than from MS, as prescriptions for nephrotic syndrome reached record levels in the fourth quarter and have continued to grow into Q1. We believe this growth is due to nephrologists recognizing the need for additional treatment options in nephrotic syndrome patients, particularly those who have already tried first line therapy and are in need of another FDA-approved treatment alternative.

Nephrotic syndrome can often lead to loss of kidney function and ultimately end-stage renal disease, which requires a kidney transplant or, much more commonly, requires lifelong renal dialysis. Patients on dialysis frequently suffer from multiple other associated medical problems, including serious infections and hospitalization, as well as a substantially reduced quality of life and life expectancy. Because of this, nephrologists work hard to successfully treat their nephrotic syndrome patients, despite there being a few effective therapies available.

For their part, insurers typically support these efforts because of the high inherent healthcare costs and poor health outcomes resulting from deterioration of kidney function and the onset of end-stage renal disease. With Acthar, the commonly recommended treatment regimen, based on published clinical experience, is a full course of therapy averaging 10 vials over six months. In actual practice, we believe that average prescription consists of about 7.5 to eight vials dispensed over a several-month period.

Moving onto our neurology business. Acthar sales in MS also remain solid with estimated fourth quarter sales between $55 million and $60 million, or very roughly 35% of net sales. This estimated net sales number represents a greater than 40% increase over the same period last year. There were several factors behind this year-over-year growth: Increasing Acthar experience among neurologists for the treatment of relapses; increased awareness about how best to incorporate Acthar into their neurology practices; an expanded field force calling on more neurologists, and continued favorable insurance coverage for MS relapse patients with demonstrated need. All these factors contributed to the continued year-over-year growth.

It is worth noting that MS relapse sales softened a bit from third quarter to fourth quarter, we estimate, by around 8%. But we don’t believe it was due to any significant changes in reimbursement, as the percentage of scripts getting reimbursed remained good.

The fourth quarter softness in MS, which has continued into the first part of Q1, could be related to seasonal effects that may influence the frequency of flares occurring during winter months. Regardless, for growing products such as Acthar, with multiple commercialized indications, it is common to sometimes see temporary dips in quarterly prescriptions for a particular therapeutic area or indication. This only serves to highlight the value of the Acthar diversification we have established across multiple therapeutic areas over the last few years.

In the fourth quarter, we were able to generate record net sales, despite a bit of a softness in one of our key markets, as solid growth in nephrotic syndrome and in rheumatology more than compensated for MS.

A key priority of ours continues to be educating both physicians and patients about how Acthar is a viable treatment option for MS relapses and should be considered for patients who are in need of another FDA-approved treatment alternative. Based on the estimated 100,000 relapses annually in the U.S., we believe there remains a large pool of patients that could benefit from Acthar and that this pool of patients provides us the potential for further growth in MS.

As a reminder, even with ongoing MS disease modification therapy, including the newer drugs that have recently become available, patients still have relapses. Relapses can be quite disabling, often leaving patients unable to work or function normally at home, with some relapses requiring costly hospitalization. There is also published evidence that relapses can worsen the progression of MS-related disabilities. Based on feedback provided to us by prescribing neurologists and prescription data that we can see, MS patients on average receive 1.5 vials of Acthar per prescription.

Turning now to our newest market, rheumatology. During the fourth quarter, which was only the second quarter of our pilot commercial effort, rheumatology had estimated sales of between $5 million and $8 million or about 5% of total Acthar sales. Our team has been exploring this new market and educating a select group of rheumatologists about Acthar and its appropriate role in treating dermatomyositis and polymyositis, as well as certain other indications for which Acthar, is FDA approved. As seen by the sales growth, over the first six month of promotion, with a very small number of reps, we are off to an encouraging early start in rheumatology.

As a reminder, the focus of our initial promotional effort has been on the rare neuromuscular disorders , dermatomyositis and polymyositis, which I’ll refer to as DMPM. These conditions can very often be difficult to treat. Patients can become highly debilitated. And in more advanced cases, DMPM can even be life threatening. As we’ve discussed before, there are about 65,000 to 70,000 DMPM patients in the U.S. and about 25,000 to 30,000 of these patients are not well controlled on traditional treatments. These patients are in need of another FDA-approved treatment approach and Acthar is now being selected by some rheumatologists as that next treatment alternative in the management of such patients. What we are seeing out in the field in terms of Acthar usage in the treatment of DMPM patients is roughly five vials over a period of 12 weeks.

Rheumatologists are employing Acthar typically as a short-term treatment in patients who have had a worsening of disease symptoms. The goal of Acthar is to get those symptoms back under control and back to baseline so that the patient, in most cases, can continue on their chronic medications. It is still early and it is possible that we may see the use of Acthar by rheumatologists evolve over time, as they gain more experience with it in their practices.

Seeing early and encouraging success in rheumatology in the fourth quarter, we initiated an expansion of our rheumatology sales force from 12 to 55 reps. And earlier this month, we completed the expansion with virtually all of these new rheumatology reps now hired, trained and out in the field making appointments and beginning to meet with physicians. Because of its broad immune-modulating mechanism of action, Acthar has the potential to help patients suffering from any of the serious rheumatology-related disorders addressed by the FDA-approved indications specified on the Acthar label. These include rheumatoid arthritis, systemic lupus erythematosus, psoriatic arthritis, juvenile RA, and ankylosing spondylitis.

Within most of the rheumatology-related disorders listed on the Acthar label lies a significant population where Acthar could be an appropriate treatment option for patients needing an FDA approved alternative therapy.

With the expansion of the rheumatology field force, we can now reach far more physicians that may have patients with rheumatological diseases that have not been well controlled on traditional therapies. So we’ve been moving quickly and we will expect to begin seeing the early impact of this recent rheumatology expansion as we move into the second quarter.

Lastly, I’ll comment briefly on infantile spasms. We had estimated Acthar net sales of between $15 million and $18 million in IS in the fourth quarter of 2012 or roughly 10% of sales. While IS prescriptions tend to vary a bit quarter-to-quarter, annual Acthar usage in IS has been pretty consistent over the past couple of years and we expect this to continue. As a reminder, a typical course of therapy for IS is roughly 3.5 to 4.5 vials over the course of two to four weeks.

On the reimbursement front, our team speaks with both large and small insurers multiple times daily and we believe that the overall reimbursement environment for Acthar remains favorable. As you know, Acthar prescriptions are generally handled on a case-by-case basis with each case undergoing significant review by the payer for appropriateness. This has been the case over the last several years and continues to be the case.

While I have made some brief qualitative comments regarding MS and NS prescription activity so far in Q1, I’ll also comment on a couple of key factors that may impact the first quarter. At the end of the fourth quarter, following about nine months of planning, we established a new reimbursement center, which we believe will be able to effectively grow with our business long-term and better support Acthar’s intensive reimbursement process with a customer service approach that is unmatched in the specialty pharmaceuticals arena.

During Q1, this new operation has been ramping up and has already made significant progress toward becoming fully productive. With any new start-up operation of its kind, we expect there to be a multi-month period of transition. In addition, we made distribution channel changes in the first quarter associated with establishing a lower Medicaid rebate for Acthar. These two operational items, which we believe will provide significant benefits to the company in the long term, may cause some disruption during this transition period.

In summary, 2012 was a very good year for Questcor as we more than doubled net sales over 2011 and finished with a very strong record fourth quarter. This growth reflects both increased recognition by physicians of Acthar’s unique properties and its role in treating what are often some of their toughest-to-treat patients, as well as our expanded reach resulting from multiple sales force expansions. As a company, our focus remains squarely on helping patients with serious difficult-to-treat autoimmune and inflammatory conditions. This support includes not only generous co-pay assistance programs but also continued support of our very active patient assistance program. Since August 2007, this program has provided $262 million of Acthar free of charge to uninsured and underinsured patients.

In addition to providing patients both co-pay assistance and free drug when they are needed, we are also rapidly ramping up our investments in research and development in order to gain a much more complete understanding of exactly how Acthar works and the range of disease states in which it may play a beneficial therapeutic role.

I’ll now turn the call over to Dr. David Young, our Chief Scientific Officer, who will bring you up to date on our scientific efforts and company-sponsored clinical programs. David.

David Young

Thanks, Steve. Good afternoon, everybody. I am pleased to provide you with an update on our R&D efforts. Overall, our scientific efforts and investments were greatly expanded in 2012. Before discussing the company-sponsored research programs we have underway, I would like to acknowledge the significant contribution that investigator-initiated studies have had on the development of Acthar. As a reminder, we provide product and/or funding for these studies but don’t have direct involvement in the study design or the study itself.

These studies are often very small and usually not controlled, but over the years they have provided us with valuable clinical experience supporting Acthar’s efficacy and safety. It is important to note that these studies also provided some of the initial data demonstrating that Acthar’s mechanism of action was much more than that of a steroid .

I will focus my comments today on the larger company-sponsored research programs that are underway, many of which originated as investigator-initiated studies. We have clinical programs underway in nephrology and lupus. And we are initiating new efforts in ALS and other indications. All our areas of research focus on conditions which have autoimmune and inflammatory components, as well as a significant unmet medical need.

Also, in order to better understand how Acthar works, we continue to put a significant amount of effort and resources into nonclinical pharmacology and translational research. This work has included investigating how Acthar’s biological activity differs from that of corticosteroids, such as methylprednisone and prednisone, and how Acthar differs from synthetic melanocortin peptides, such as the peptide that’s in Sinequan.

Much of the work that has gone into R&D efforts is beginning to bear fruit. A more complete understanding of the biological activity of Acthar is only now emerging.

Let me begin with the non-clinical work and then move into the clinical studies. The non-clinical research continues to add to the body of evidence of Acthar’s uniqueness. Here are some of the key themes emerging from this work. First, these studies continue to support our belief that Acthar is more than just ACTH(1-39). Second, the studies contradict the now outdated view of Acthar as being merely a stimulator of adrenal cortisol production. The data that supports these findings come from both cell- and animal-based research. We are still in the process of confirming this but so far, the preliminary results look very, very good.

Third, we are seeing the broad mechanism of action of Acthar in a number of disease animal models, which show that Acthar works differently than steroids or synthetic melanocortin peptides. We are seeing it in MS, lupus and nephrology animal models. For example, at the American Society of Nephrology Meeting last fall, an abstract was presented highlighting Acthar’s immunomodulation properties in a systemic lupus and systemic lupus nephritis animal model. This study showed that Acthar significantly affected immunomodulatory cells and renal function more than prednisone itself.

Understanding Acthar’s mechanism of action is also playing an important role in our continued investigation on Acthar’s potential utility in other inflammatory and immunomodulatory disease states. Disease states such as idiopathic membranous nephropathy, systemic lupus and diabetic nephropathy have clinical programs underway.

Our diabetic nephropathy Phase II proof-of-concept, randomized placebo-controlled trial is actively screening and enrolling patients. We anticipate that enrollment will be complete in the first half of 2014.

Acthar has the potential to address this very large unmet medical need. As you may recall, we are also screening and enrolling patients in our idiopathic membranous nephropathy Phase IV study. Patients enrolled in this study are refractory, which we define in the study as either nonresponsive to current standard therapies or as having relapsed after partial remission under standard therapy. The availability of a prescription of Acthar in the strict enrollment criteria has made enrollment challenging.

For example, we often have patients and physicians preferring to simply prescribe the drug versus choosing to enroll and potentially receive a placebo. We currently have 10 patients enrolled in the study. We have recently initiated a Phase IV randomized placebo-controlled trial, looking at persistently active lupus. Lupus is a serious systemic disease, which left untreated or inadequately treated may have a substantial effect on the morbidity and mortality of the individuals who are afflicted.

Conventional treatments include corticosteroids and immunosuppressant medications; however, there is a need for alternative therapeutic options, particularly in SLE patients who may not be adequately controlled with, or who are intolerant to traditional therapy. We’ve just started this multi-site dosing ranging study that will treat patients for six months.

We are also evaluating the potential for Acthar in other indications not currently on the Acthar label, including ALS or Lou Gehrig’s disease. Neural inflammation has now been established as an important factor in the pathogenesis of ALS. Based on our nonclinical research, we have found that some of the centrally-located and peripheral cells that may be responsible for this neuro-inflammation in ALS are directly affected by Acthar. We have had very good interactions with FDA on the protocol and hope to have an agreement with the FDA on a proof-of-concept IND trial in the next few months. We anticipate getting this trial underway in the first half of this year, with treatment duration being over a nine-month period. There are also other potential INDs that we are discussing with the FDA for 2013.

To-date, the non-clinical and clinical data lead us to strongly believe that Acthar is not only a unique product with anti-inflammatory and immunomodulation properties, but it is a product that can help many types of patients with many types of conditions who have an unmet medical need. We will continue to provide you with updates on our R&D efforts, as our research progresses further.

Now Mike Mulroy, our CFO, will discuss our financial highlights. Mike.

Michael H. Mulroy

Thanks, David, and good afternoon, everyone. Net sales for the fourth quarter were $160.5 million, up from $75.5 million in the fourth quarter of 2011, with the increase driven primarily by increased physician acceptance of Acthar to treat serious difficult-to-treat medical conditions.

In the fourth quarter of 2012, our government sales reserve rate, which primarily relates to Medicaid, was 9.5% of our gross revenues of $180.1 million, or $17.1 million. This percentage has declined, as infantile spasms, which is a higher Medicaid incidence rate, has accounted for a smaller percentage of our overall business mix.

During 2012, we did not generate any net sales on Medicaid sales, due to our historic rebate percentage. Effective in the first quarter of 2013, our rebate to Medicaid was reset. The first quarter we’ll experience a blend of the old and new rebate percentages. Our historical 10-Q and 10-K filings provide more details on the net sales calculation, as it relates to the Medicaid rebate. Our operating expenses grew significantly throughout 2012 due to the growth of our commercial operation in our research and development program as well as an expanded infrastructure to support a larger company. For example, in 2012 we invested in a new outsourced reimbursement hub that has taken the place of our previous vendor. This Questcor dedicated solution should provide patients who receive prescriptions for Acthar across multiple disease states with greater resources to process their insurance claims.

The growth in OpEx was more than offset by the growth in net sales, net income and EPS. This resulted in an operating margin of 59% in the fourth quarter 2012 compared to 57% in the year ago period. We expect operating expenses to increase again in 2013 due in part to continued investment in R&D, which we expect to approximately double again over 2012 levels. Our current estimate is that 2013 OpEx will increase in the range of 40% to 50% over 2012.

Turning to the bottom line, earnings per share for the quarter were $1.03 diluted based on 60.3 million diluted shares outstanding, up from $0.48 in the year-ago period. As we have discussed on previous earnings calls, ordering patterns by our distributor can have a significant impact on our financial results.

Fourth quarter 2012 results were positively impacted by two orders that were shipped and received in late December, representing 360 of our total 6,330 vials shipped in the fourth quarter. These orders could have just as easily landed in the first quarter of 2013. Since these orders were received and filled in December, they had the effect of increasing channel inventory as we headed into Q1, which together with the operational items that Steve mentioned earlier in the call, could impact Q1 results. As we have discussed in previous disclosures, Questcor believes that investors should consider the company’s results over several quarters when analyzing its performance.

Operating cash flow during the fourth quarter was $83.6 million, driven primarily by net income of $61.9 million in the quarter. Return on equity was 174% for the fourth quarter. We repurchased approximately 750,000 shares in the fourth quarter and remain committed to returning cash to shareholders both through the share repurchase program and our regular dividend. Through our repurchase program and dividend, we have returned over $364 million to our shareholders since the beginning of 2008, representing approximately 82% of our operating cash flow over that same period.

Now, I’ll turn the call back to Don for a summary and some comments on our outlook for 2013. Don.

Don Matthew Bailey

Thanks, Mike. So to summarize. 2012 was another year of growth for Questcor. Our focus on helping more patients with unmet medical needs led to record financial performance for both the fourth quarter and the full year. In 2012, we significantly expanded all three sales forces and our sales and marketing infrastructure, roughly doubled our investment in R&D, negotiated the BioVectra transaction which closed in January, initiated a divided, and repurchased 6.8 million of our outstanding shares.

Our goal for 2013 is to optimize all that we’ve done in 2012 and continue these strong execution trends. With the exception of IS, which we treat as a steady mature market, we currently anticipate continued revenue growth in 2013 in all areas where we focus our efforts: neurology; specifically MS relapses; nephrology; and rheumatology.

As we look ahead to 2013 and beyond, we believe we can sustainably grow our business due to four key factors: First, we believe that Acthar provides real and substantial benefits to many patients who would otherwise continue to suffer the effects of serious difficult-to-treat disorders where other therapies have not provided the intended treatment outcomes; second, our market penetration in MS, nephrotic syndrome, and rheumatology, while growing, remains relatively modest; third, we continue to assemble an excellent experienced team to pursue our growth plan; and fourth, we will continue to invest aggressively in R&D by roughly doubling our research and development investment again in 2013.

The growing amount of research on Acthar, including studies of mechanisms of action in animal models, a steadily increasing number of multicenter clinical trials, research conducted by independent investigators, and incoming case reports and another anecdotal information from practicing physicians continue to build a body of evidence for physicians and payers that Acthar is unique and may be able to help and benefit many more patients with inflammatory and autoimmune disorders.

Operator, we’ll now open up the call for questions.

•	QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Our first question from Steven Byrne of Bank of America. Your line is open.

<Q – Steve Byrne >: Hi, Steve. I have a couple for you. Based on the sales split between the various indications, would you say that the allocation of reps to those indications with roughly half neurology and then a quarter in each of nephrology and rheumatology, is that – does that makes sense to you or do you think it might be appropriate to rearrange that a bit?

<A – Steve Cartt >: Yeah, Steve, I think it makes sense given our markets and the characteristics of each market. If you look at nephrology, for example, there’s much less competition for the time of the nephrologists than there is in neurology, where there are multiple MS sales forces and other sales forces really hotly competing for their time. So that’s a big driver. That’s – rheumatology, we’re just getting going. So it’s hard to tell exactly how many we’ll need. We have multiple indications there. So that’s really something that develops over time for sure, given how early it is. But nephrology feels about right. It’s in the range of other nephrology sales forces. We’re also looking at the number of doctors in each specialty, which is an important factor. So you kind of have to blend all these things in together. It’s not just looking at the sales in each individual category; it’s looking at what do we need to drive revenues going forward and where are we most profitable.

<Q – Steve Byrne>: And then in nephrology, it looks like that you really had a little more traction with the sales force expansion that you implemented a couple of quarters ago. Is that – make sense to you that it has just taken a little more time for those – for that new tranche of reps to get contraction with the nephrologists?

<A – Steve Cartt>: Yeah. It makes perfect sense. In the past, we’ve had examples where we’ve had certain reps we’ve brought in and they’ve been up to speed and very productive early, but that’s not always the case. It’s hard to have very rapid productivity with new hires. So I think this sort of a pattern looks perfectly reasonable. And we’re starting to see the benefit from – now from that expansion we did in the middle of last year. It just really takes time for any rep who may be experienced selling other drugs in nephrology. It takes some time to get used to Acthar, what our positioning is, getting comfortable with the whole reimbursement process, et cetera.

<Q – Steve Byrne>: Thank you.

Operator: Our next question comes from Mario Corso of Mizuho USA. Your line is open.

<Q – Mario Corso>: Yes. Thank you for taking my question. Congratulations on a nice end to the year. Wonder if you can talk a little bit about the new reimbursement center and how it’s maybe logistically, financially, operationally different from what you had in place before. Also wondering kind of what you’re seeing in the rheumatology area at this point that led you to expand the sales force. And then thirdly, on the corporate development side is there a goal to get something done this year on a transactional basis? Thanks very much.

<A – Don Bailey>: Okay. So you had three questions: Reimbursement center, why are we doing this; and rheumatology and how that’s, and what the decisions were there; and corporate development. So we’ll take these in order. We’ve been working on this reimbursement center for a while. I’ll let – have Steve give a little bit more color. But we noticed that our current – or the old group that was performing this function seemed to be getting a little distracted because – probably because they were in the middle of the merger or post merger. So earlier last year, we started to put together a change. I’ll let Steve walk through that, why we think it’s an important going forward.

<A – Steve Cartt>: Yeah, Don. So thanks for the question, Mario. We had been thinking for a long time that we would ultimately need a fully dedicated Acthar reimbursement center that was customized just for this product. There’s so many aspects of Acthar that are so different and the reimbursement process is more intensive, probably than most products that are available. And our growth kind of – we knew that eventually it was going to outstrip the capabilities of our former center. It just happened a little bit faster than we expected, given our tremendous growth rate last year or so. But we had been planning for quite a while to do so.

And really the basic gist of it is that with the old center, with any kind of cookie-cutter reimbursement center, with Acthar, we’re sort of trying to fit a square peg in a round hole. But with this new reimbursement center, we’ve really been working to design this from the ground up, specifically based on Acthar’s needs: The various therapeutic areas we’re in; the different indications; obviously the premium pricing that we have; our positioning in the market; all the support services that go around servicing these markets with a product like this. So this is really an investment. It’s almost, to some extent a short-term pain for long-term gain. It’s an investment for the future. Cracking the $500 million mark this last year, it probably happened a bit faster than we expected for sure, but this is an investment for the long-term for this product as we continue to grow it.

<A – Don Bailey>: So then your next question had to do with rheumatology and so in rheumatology, our initial focus is polymyositis and dermatomyositis, which for those who aren’t familiar with that disease, is a very difficult disease to treat. It can have a devastating impact. There’s a fairly significant fatality rate on that disease and Steve, maybe you can tell, answer the question as to what did we see there early on and why did we expand it so quickly.

<A – Steve Cartt>: Yeah, it’s a good question. I mean, we’ve gone through this model a couple of times. We did with MS where we had a small number of reps and began to generate revenues and we did it again with nephrotic syndrome, with a pilot effort of five a couple years back, and that’s been very successful so far with a couple of expansions under our belt, now.

In rheumatology, we decided to bring on 12 pilot reps in the third quarter. And they quickly proved themselves to be profitable and we found that there really truly is a niche there for us. There’s a high unmet need in DMPM for additional meds. We actually began seeing some spillover driving into refractory types of RA patients and lupus as well.

And this is a bit of a surprise to us. We expected to see some eventually, but it was a quick jump for the doctors, as they began treating patients with DM/PM and seeing positive results. And then they started looking at our label and asking the rep about other indications, and for some of the doctors that began initiating trial with some patients, where they basically had run out of treatment options.

So I think those two things combined, a fairly rapid uptick in prescriptions, and then spillover into some of these other indications by a number of doctors, and then the positive feedback we’re getting back, as well. So positive feedback, high unmet need and the fact that this small pilot force was very profitable quickly. And you look at Q4, we estimate rheumatology’s net sales are in the $5 million to $8 million range. If you annualize that, that easily pays for 12 sales people, and we’re just getting great feedback from field, as well.

<A – Don Bailey>: So the last question that Mario asked was about corporate governance. So first let me let everybody – remind everybody that we did close an acquisition in early January of BioVectra and we’re happy to report that that business is already off to a good start since the acquisition their business has had some – some of their customers have had some positive events, which should cause BioVectra’s business to grow substantially. And while they’re a little smaller than Questcor, their growth has been very impressive and we look forward to that business continuing to grow.

We are focused, particularly as far as core development, in anything that relates to the melanocortin technology. Acthar appears to impact the melanocortin system and the melanocortin receptor, so that’s our principal focus is anything that can help us better understand and accelerate any of our development efforts with respect to Acthar. That’s really our focus, as opposed to trying to buy something for revenues. Of course, we’ll be opportunistic, as we always have been. Operator?

Operator: Our next question comes from David Amsellem of Piper Jaffray. Your line is open.

<Q – Rebecca Forest>: Hi. This is Rebecca Forest for David. I just had a clarifying question about the Medicaid rebate. You mentioned there would be a blended rate in the first quarter, and I was wondering if you could give some clarity on that. And then going forward, after the first quarter, will it be 23%?

<A – Don Bailey>: Okay. So I’ll ask Mike to answer that question, those two questions, blended rate and post Q2.

<A – Michael Mulroy>: Right. Without getting into too much detail on it, we’ll have a blended rate in Q1 really just on channel inventory. So we’ll have some inventory that’s been in the channel under the old rebate rate, and as we replenish that with new inventory, it’ll be under the new rebate rate. So Q1 will be a transition quarter. And then in terms of the rate going forward, we’d expect it to be at that standard basic rate the drugs typically start with, at the 23.1% rate, at least initially.

<Q – Rebecca Forest>: Okay. Thanks. And then just one more. You recently discussed business development staff in the previous question, but I was wondering if you could maybe give some more color on products or types of products you would be looking at to acquire. Thanks.

<A – Don Bailey>: Well, it’s not so much products as it is technology, so we would be looking for scientific efforts or licenses around anything that would be associated with the melanocortin system or CTH. So that would probably be more our focus, although we’re open to anything that’s pituitary-adrenal related, if it’s going to help us grow our business overall. We’re not just trying to add on sales through tack-on acquisitions. That wouldn’t normally be our approach so it’d be more of a strategic focus.

Operator: Thank you. Our next question is from Kristina Tibor of Lazard Capital Markets. Your line is open.

<Q – Kristina Tibor>: I think you’ve pretty much answered my question. I am asking on behalf of Josh Schimmer but there’s – basically just on the reimbursement rate from Medicaid and so I guess the projected timing of when you’ll officially announce it, will it be in the next earnings quarter or…?

<A – Don Bailey>: Well, we can’t predict exactly what it is, Kristina. The – this – we have pretty well implemented the changes we need to undertake.

<Q – Kristina Tibor>: Okay.

<A – Don Bailey>: And it’s just a process of working through inventory, and we just don’t know what inventory’s out there. So there’s no way for us to predict what the outcome in Q1 is. So we know we’ve gone from a high rebate to a low rebate and eventually we should even out and there are – then subsequent changes could always make the statutory rate at or we may be higher than the statutory rate. There’s other things that can impact that. It’s quite a complicated calculation, but for now in Q1, it’s going to be somewhere between the old rate and what we think the statutory rate would be.

<Q – Kristina Tibor>: Okay, great.

<A – Don Bailey>: Sorry we can’t give you an exact number; we just have no way to know.

<Q – Kristina Tibor>: Yeah, that’s perfect. Thank you for taking the question.

<A – Don Bailey>: Sure.

Operator: Our next question comes from James Molloy of Janney. Your line is open.

<Q – Jim Molloy>: Hey guys, thanks for taking my question. Excellent quarter. I had a couple quick questions on the R&D, the doubling the R&D in 2013, it seems like a pretty big jump. Can you walk through what we’ll see in there that should drive that?

<A – Don Bailey>: Well, that’s a excellent question, Jim and our R&D includes all the work that David Young was talking about. So we have a number of trials that are moving into more robust phases. We have the lupus trial that’s just been started. We want to get going with the ALS trial, our proof-of-concept study.

So all of those will certainly add to our R&D expense. Year-over-year, we went from – we’ve about doubled the number of studies we were looking at. I think we went from 30 to 60 studies, roughly. We certainly would like to get more studies going in the next year. And these studies include about the company-sponsored studies and the investigator-research studies, which are roughly split in half, numbers-wise.

We have greatly expanded our Medical Affairs group in order to support our commercial efforts, because they need to answer questions that doctors have, that are medically-oriented that only they can answer. So we’ve expanded that group significant to support the increasing number of questions we’re getting from physicians. So I think that group’s now up to like 30 people or so; a year ago it was only about 10 people. So that’s where all the expense is for next year.

<Q – Jim Molloy>: Great. Thank you. Then a follow-up question, I know that you’re moving the – increasing the reimbursement group. I think I understand it was about 30 people before; is it still 30 people or has that gone up and can you walk through kind of the timeline when a script comes in from a doc for the first time and how long it takes to kind of get an NS or any script kind of reimbursed with your group working with the doctor’s office?

<A – Don Bailey>: Okay. So I’ll ask Steven to answer that question in a second, but just for starters, the size of the group stay roughly the same, but we think that the caliber of the people that you have involved in the process has increased significantly and the processes that we’re employing, we believe will be much more fruitful in the long term. Steve, you want to add any color there on the sort of the lifecycle of the typical script?

<A – Steve Cartt>: Sure, James. So as Don mentioned, we just look at this as an overall upgrade on the center, obviously an investment in our long-term business.

But as far as turnaround times, or on average, you tend to see longer turnaround times with nephrotic syndrome and more recently with the rheumatology prescriptions, and that’s really a function of in rheumatology, there’s not as much of an urgent need for drug. It’s more of a situation where they’re on chronic meds and they’re adding Acthar into the mix.

In nephrology, that’s again a long-term development of kidney disease, so it’s not an urgent care situation. So there is not as much urgency either on the physician’s part, the office’s part or with the payers. Also there’s larger dollars involved in the rheumatology prescriptions and nephrology prescriptions versus say MS. So MS is urgent care, smaller dollar amount. They tend to have quicker turnarounds, overall. In nephrology, typical is about two to three weeks to get those prescriptions cleared, and from what we can tell, the physicians in most cases are perfectly fine with that, given the lack of urgency. And in rheumatology, it’s similar. I guess the other factor in rheumatology is that for the plans, they’ve seen very few of these prescriptions overall, and so it’s kind of a new situation for them. Some of them yet to educate them about dermatomyositis and polymyositis, for example, and why Acthar would be used in those types of patients and what they’re currently are using. So bit of an educational curve we need to take them up but everything seems to be going well. It looks very similar to the way nephrotic syndrome looked early on.

Operator: Thank you. Our next question comes from Juan Sanchez of Ladenburg. Your line is open.

<Q – Juan Sanchez>: Good evening, guys. A couple of questions. The first one is how much of your research and development efforts are, let’s say, driven by feedback from payers of insurance companies vis-à-vis your own initiatives of future positioning of the drug? And the second one is how do you – I mean why is investing in understanding the drug effect in the melanocortin system a good one, a good investment. Is this more like a regulatory IP strategy or is more to try to understand the implication of the future indications?

<A – Don Bailey>: Okay. So I think I understand your question. So our R&D programs are designed around, really both the questions are almost involving the same thing. So we really need to start with Acthar and the history of the drug, as I think all of you know is one where Big Pharma kind of kicked this drug to the curb and abandoned the drug and never really did any R&D for it, for the first 55 years of its life. There was clinical trials run in order to get approvals, but there really wasn’t much in the way of R&D spent on the basics of what’s in the drug and what else could it be used for.

We continue to see cases where Acthar is used in a very, very wide range of autoimmune conditions. And we get encouragement from various researchers to look into those diseases and the possible use of Acthar in those diseases. So that really drives — that’s really where – between the case reports that we come in, that we hear about, and the physician input is where – academic physician input, is really where we get the ideas for what to pursue and how to pursue it. And as we learn more and more about the drug itself, we need to do that, the pharmacology of the drug, so that we can determine which of these conditions, medical conditions, may have the most potential for Acthar to be beneficial.

So that really drives our entire R&D effort, certainly all the studies and the clinical work. And the reason that we want to look more into, for example, the melanocortin system is because the way that whole immune system works is still an evolving science. And it’s clear that there are a number of different effecters and active cells that are involved in that process and we need to better understand those processes. I think you know a lot of companies are looking at the immune system, trying to find drugs that are impacting this in a positive way. So it all fits together. It’s not driven by people other than really those are out there practicing medicine.

<Q – Juan Sanchez>: Okay. Thank you, guys.

Operator: Our next question comes from Yale Jen of ROTH Capital. Your line is open.

<Q – Yale Jen>: First, thanks a lot for taking questions. And congratulations, gentlemen, for a very great quarter.

<A – Don Bailey>: Thanks, Yale.

<Q – Yale Jen>: Most of the questions has been answered, I am just going to have two here. The first one is about the multiple sclerosis script will have sort of a weakness over the last quarter, maybe bleeding a little this quarter, so far. Could you see any future direction might be, what kind of seasonality things, if there is to be, and to be sort of a little bit outlook on that.

<A – Don Bailey>: Okay. So I’ll let Steve give some color. I’ll give my two cents’ worth here. We’ve had almost five years of continued growth in MS. It’s not surprising that we might start to see a little tipping over in that curve. It’s pretty common in technology adoption to see a flattening and then maybe as you move off the adoption curve and find new adopters you can reaccelerate, find some new information that allows additional groups of people to adopt your technology and it’s probably one of the factors that’s going on in MS.

We never know exactly what all the factors are; there’s no way to know. There could be seasonality. We don’t see any reason why we shouldn’t be able to grow MS in the future. There certainly are more patients that we believe can be helped by Achtar. It’s just matter of continuing the commercial programs that we have underway. Steve, you want to add to that?

<A – Steve Cartt>: Yeah. Sure, Don. It’s a good question, Yale. We do hear pretty routinely in winter months from prescribers and even non-prescribers that they just don’t tend to see as many relapses during cold weather. We don’t have any data of our own to fully confirm that, but that’s what we’re told by the doctors that are treating patients with MS in many cases. So there could be a seasonality element.

As Don mentioned, we’ve come off of multiple years of tremendously rapid growth in MS, and maybe we’re entering a period where it’s a little bit more moderate. We had year-over-year in the fourth quarter of 40%, which is nothing to sneeze at, but it’s not 100% or 150% in MS, and it’s been that in previous time periods. So maybe entering in a more moderate period where it’s more susceptible to a little bit of seasonality now and then. We just don’t know for sure, but we do expect to grow it over time.

<Q – Yale Jen>: Okay, great. And the second question is a little bit housekeeping, maybe for Mike, that the BioVectra acquisition. In terms of their revenue going forward, would that be a separate line in the P&L and top line to reveal that? How that things will be reported in terms of maybe cost of goods and how that will be working out in the reporting.

<A – Michael Mulroy>: Thanks, Yale. We’re still finalizing the accounting on that. I think the face of our financials will be consolidated, but deep in the footnotes you’ll see segment reporting. So you will see a breakout of that back in the notes.

<Q – Yale Jen>: Okay, great. Thanks a lot. Again, congrats on the great quarter.

<A – Don Bailey>: Operator, I think we have time for one more question.

Operator: Okay. Our final question comes from Tim Chang of GRT Capital. Your line is open.

<Q – Tim Chiang>: Hi, thanks. I just had a question on the new reimbursement center. Have you already upgraded the staff there or is that still an ongoing process?

<A – Don Bailey>: No, we implemented – we started the implementation very, very late in 2012, so they’re up and running. The work’s all been transitioned to the new group, and as Steve said, they’re gaining competency every day and we would expect by sometime in Q2 for them to be close to fully capable.

<Q – Tim Chiang>: And then just one follow-up, Don. Just in regards to the infantile spasms, how big were the sales in the fourth quarter from that segment?

<A – Don Bailey>: Approximately $15 million, Steve, right? If I remember.

<A – Steve Cartt>: I think I said $15 million to $18 million range.

<Q – Tim Chiang>: And because of lower rebates that you guys expect in 2013, that number should increase substantially; is that right?

<A – Don Bailey>: Yeah, that number should go up for – about half of the Medicaid activity is in IS and half as in the adult diseases. So yes.

<A – Steve Cartt>: Tim, keep in mind, too that there does seem to be some variability month to month and quarter to quarter in IS. It bounces around a little bit due to low volumes. But yes, the Medicaid vials going out as Don said, we’ll definitely see some benefit there.

<Q – Tim Chiang>: Okay. And then maybe, Mike, I know you gave some guidance for operating expense increases 40% to 45% – or, no, actually 40% to 50% increases over 2012 for 2013. Does that reflect additional sales force hires in 2013?

<A – Michael Mulroy>: Tim, I don’t think we’ll be expanding our sales forces in 2013, at least that’s not our current plan. So it’s -we did a lot of expansion. We more than doubled our number of employees during 2012. So Steve used the word optimize is what we’re planning on doing with investments we’ve already made.

Operator: Thank you. I’ll now hand the call back to management for closing remarks.

Don Matthew Bailey

Well, thanks, everybody for calling in and we look forward to speaking to you in due course and we’ll talk to you again all together at the end of the first quarter. Take care.

Operator: Thank you. Ladies and gentlemen, this concludes the conference for today. You may all disconnect and have a wonderful day. For the replay information, you can dial 855-859-2056 or 404-537-3406, conference ID: 95427085. Thank you.

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